Exhibit 99.2

NEWS RELEASE

CORRECTIONAL PROPERTIES TRUST ANNOUNCES LETTER OF INTENT TO
EXPAND LAWTON CORRECTIONAL FACILITY;
ACQUISITION, EXPANSION WILL ADD 900 BEDS TO COMPANY’S PORTFOLIO

Palm Beach Gardens, Fla. – March 4, 2005 – Correctional Properties Trust (NYSE: CPV), a real estate investment trust (the “Company or “CPT), announced it has signed a non-binding letter of intent to purchase The GEO Group’s (NYSE: GGI) existing 300-bed expansion to the Lawton Correctional Facility in Lawton, Okla., and to finance a new 600-bed expansion at that facility, which will also be owned by the Company and leased to GEO.

Both parties expect the new 600-bed expansion to be completed and become operational during the second quarter of 2006. Including the expansion, Correctional Properties Trust will own the entire 2,518-bed facility (which includes 118 adult segregation beds) that will continue to be leased to GEO to house adult male, medium-security inmates for the Oklahoma Department of Corrections.

“Prior to this transaction, all of our facilities have been purchased as a finished product and then leased back,” said Charles R. Jones, president and chief executive officer of Correctional Properties Trust. “With the design/build-to-suit model, we have added an important dimension to our tenant services.”

In 1999, Correctional Properties Trust purchased the initial 1,500-bed, medium-security, Lawton Correctional Facility from GEO (formerly Wackenhut Corrections Corporation). GEO then added a 300-bed addition later that year, which they designed, constructed and owned. With this new agreement, Correctional Properties Trust expects to purchase that existing 300-bed expansion for $3.9 million during the second quarter of 2005. Correctional Properties Trust expects to finance the new 600-bed expansion for approximately $23 million. The Company expects to incur no construction risk or construction management responsibility in connection with the new expansion. The architects, engineers and construction related professionals will be selected, engaged and supervised by GEO, which has extensive experience and expertise in prison development and construction.

GEO is currently paying Correctional Properties Trust a lease rate of 10.75 percent on the original 1,500-bed facility. Although that rate will remain unchanged as a result of this transaction, the existing 300-bed expansion is expected to be leased to GEO at an initial rate of 9.5 percent. This is expected to result in a blended rate for the 1,918-bed facility (which includes 118 adult segregation beds) of approximately 10.65 percent with annual lease escalators at CPI, but not to exceed 4 percent annually. The new 600-bed expansion is expected to also be leased to GEO at an initial rate of 9.5 percent when it is completed. Following the completion of the new 600-bed expansion, the initial blended lease rate on the entire 2,518-bed facility is expected to be approximately 10.29 percent with annual lease escalators at CPI, but not to exceed 4 percent annually.

The lease maturity date on the existing 1,500-bed facility between GEO and Correctional Properties Trust is expected to also be amended. GEO has approximately four years remaining on its original 10-year lease with Correctional Properties Trust for the facility. The lease is expected to be amended to provide a maturity date of 10 years on the entire facility, beginning the date upon which the new 600-bed expansion is completed.

“We are pleased to have this opportunity to work with GEO to expand this essential service to the State of Oklahoma,” Mr. Jones added.

The completion of the proposed transactions is subject to final documentation, due diligence and normal closing conditions.

As a reminder, the Company has previously announced it will be conducting a conference call at 1:30 P.M. (ET) today to discuss 2004 financial results and other important matters, including earnings guidance for 2005.

To listen to the call live, please go to the following website at least 15 minutes prior to the call to register, download and install any necessary audio software. For those of you unable to listen to the live broadcast, a web cast replay will be available following the call for four weeks at:

http://phx.corporate-ir.net/playerlink.zhtml?c=93191&s=wm&e=1006041

Those who would like to participate in the teleconference may do so by calling the following telephone number at 1:15 P.M. (ET) today:

Dial-In Number:	866 – 238 – 1640

Conference ID Number:	638535

Those who wish to listen to a telephone replay of this teleconference may do so by calling:

Replay Number:	888 – 266 – 2086

Conference ID Number:	638535

The telephone replay of the teleconference will be available 24 hours a day, starting at 5:00 P.M., on March 4, 2005, through March 11, 2005.
Additionally, information on this transaction and a general overview of Correctional Properties Trust will occur when Charles Jones participates in a question and answer session at the Smith Barney Citigroup 2005 REIT CEO Conference at 8 a.m. EST on Wednesday, March 9, 2005. A live conference call of the presentation can be accessed in a listen-only mode by dialing (210) 839-8982, at least five minutes before the scheduled presentation time. The pass code will be “REIT 1”. Shareholders are invited to listen to this presentation.

Correctional Properties Trust, based in Palm Beach Gardens, Florida, was formed in February 1998, to capitalize on the growing trend toward privatization in the corrections industry. Correctional Properties Trust is dedicated to ownership of correctional facilities under long-term, triple-net leases, which minimizes occupancy risk and development risk. Correctional Properties Trust currently owns 12 correctional facilities in nine states, all of which are leased, with an aggregate initial design capacity of 6,856 beds.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are qualified in their entirety by cautionary statements and risk factors disclosure contained in certain of the Company’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that the Company files from time to time with the Securities and Exchange Commission. Such filings include, the Company’s Form 10-K for the fiscal year ended December 31, 2003 and subsequent periodic reports. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact: Correctional Properties Trust Shareholder Services (561) 630-6336, or access Company information at www.CorrectionalPropertiesTrust.com

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